EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ABMC ANOUNCES NEW BOARD APPOINTMENT

--Jean Neff, former Sr. Vice President of Laboratory Corporation of America, joins Board--

Kinderhook, N.Y., February 14 2008 - American Bio Medica Corporation (NASDAQ:ABMC) announced today that it has appointed Jean Neff, former Sr. Vice President of New Business Development of the Occupational Testing Services division of Laboratory Corporation of America (LabCorp), to its Board of Directors as of February 12, 2008. Neff served as a Sr. Vice President of LabCorp from 1991 until her retirement in 2007. Prior to 1991, she held various sales and management positions at LabCorp.
This appointment increases the size of ABMC’s Board of Directors to 7 members and brings the number of independent directors to 5, continuing ABMC's commitment to maintaining a majority of independent directors.
ABMC Chief Executive Officer Stan Cipkowski stated, “I am pleased to announce that Jean has joined our Board of Directors enabling us to further diversify our Board. We are confident that her extensive experience and skills as a sales executive in our industry will prove to be invaluable assets to the ABMC Board.”

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation
American Bio Medica Corporation is a biotechnology company that develops, manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid One®, Rapid TEC®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup™ products test for the presence or absence of drugs of abuse in urine, while OralStat® and Rapid STAT™ tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2006, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

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